AGREEMENT

            This Agreement is being made this 2nd day of June, 1998

BY AND BETWEEN:  IVC INDUSTRIES, INC.
                 (ID#
                 having an address at 500 Halls
                 Mill Road, Freehold, New Jersey
                 07728 (hereinafter referred to
                 as the "Seller)

AND          :  THE NAVESINK GROUP
                (ID#              )
                having an address at 49 Buena
                Vista Road, Rumson, New Jersey
                07760 (hereinafter referred to
                as the "Purchaser").

                              W I T N E S S E T H :

            1. WHEREAS Seller is the owner in fee simple of land and building situated in the Township of Freehold and the Township of Howell, County of Monmouth and State of New Jersey, known as 569 Halls Mill Road, Freehold, New Jersey, and also shown on the tax map of the Township of Freehold as Block 79, Lots 2.01, 3 and 3Q and also shown on the tax map of the Township of Howell as Block 164, Lot 18.01 (the "Property"); and

            NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

            1. SUBJECT OF CONVEYANCE.

                  Seller hereby agrees to sell and convey, and Purchaser hereby agrees to purchase, the following, all of which shall be deemed to be included in and subject to all terms and conditions set forth in this Agreement:

                  (i) the Property; and

                  (ii) all right, title and interest, if any, of the Seller in and to those certain improvements, fixtures, equipment, furniture and other personal property affixed to or appurtenant to the Property, if any.

                  (iii) all right, title and interest, if any, of the Seller in and to any land lying in the bed of any public street, road or right of way, in front of the Property to the center line thereof; and

            2. DEFINITIONS OF CERTAIN TERMS.

                  For purposes of this Agreement, unless the context otherwise requires:

                  "Cash Payment" is Four Million and 00/100 ($4,000,000.00) Dollars, subject to adjustment as provided herein.

                  "Closing" shall mean the date on which the Deed to the Property shall be delivered and title thereto conveyed to Purchaser.

                  "Closing Date" shall mean a date (excluding Saturdays, Sundays or legal holidays) which is 30 days following the end of the Inspection Period. Time is not of the essence for the initial date of the Closing Date, and neither Purchaser nor Seller may make time of the essence until after the initial Closing Date.

                  "Deed" shall mean a bargain and sale deed with covenants against grantor's acts in proper statutory form for recording.

                  "Deposit" is Twenty-Five Thousand and 00/100 ($25,000.00) Dollars upon signing of this Agreement and an additional Seventy-Five Thousand and 00/100 ($75,000.00) Dollars twenty-one (21) days thereafter.

                  "Escrow Agent" is Wilentz, Goldman & Spitzer.

                  "Execution Date" is the date set forth on the first page of this Agreement.


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

                  "Government Authorities" shall mean any agency, board, bureau, commission, department or body of any municipal, county, state or federal government unit, or any subdivision thereof, having, asserting or acquiring jurisdiction over all or any part of the Property or the management, operation, use or improvement thereof.

                  "Hazardous Substance" means any substance which is listed as "hazardous" or "toxic" in the regulations implementing the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA"), 42 U.S.C.
Section 9601 et seq., the Resource Conservation and Recovery Act ("RCRA") 42 U.S.C. Section 6901 et seq., or under applicable New Jersey Law.

                  "Inspection Period" is the period commencing on the Execution Date (unless this Agreement has been terminated by either party for some reason permitted herein) and ending at midnight on the 60th day following the Execution Date.

                  "ISRA" is the Industrial Site Recovery Act, N.J.S.A. 13.1K-6 et seq., the regulations promulgated thereunder and any amending or successor legislation and regulations.

                  "NJDEP" is the New Jersey Department of Environmental Protection.

                  "Permitted Encumbrances" is as defined in Section 5.

                  "Tests and Studies" is as defined in Section 3.

                  "Title Company" shall mean any title company licensed to do business in the State of New Jersey and reasonably acceptable to the Purchaser.


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

            3. INSPECTION PERIOD: PURCHASER'S RIGHT OF INSPECTION PRIOR TO
CLOSING

                  (a) During the Inspection Period, Purchaser, at its sole expense, shall have the right, but not the obligation, to perform Tests and Studies (as hereinafter defined) and shall have the right to inspect the environmental condition of the Property. Said inspection shall be satisfactory to Purchaser in its sole discretion. If the results of Purchaser's inspections ("Tests and Studies") reveal conditions which were not previously known to Purchaser which, are not compatible with or, in the Purchaser's sole judgment and discretion either materially impair the value of the Property or are inconsistent with Purchaser's plans for the development of the Property as referred to in the Lease identified on Exhibit C attached hereto, the Purchaser shall have the right to terminate this Agreement by written notice to Seller given within the Inspection Period. In addition to the above rights, Purchaser shall have the absolute right to terminate this Agreement without reason by written notice delivered to Seller within twenty-one (21) days of the date of this Agreement. In the event Purchaser terminates this Agreement, Purchaser shall be entitled to the return of the Deposit together with any interest earned thereon, and this Agreement shall be null and void and the parties hereto shall be relieved of all further obligations hereunder except as otherwise provided herein.

                  (b) During the Inspection Period Purchaser, its agents and contractors, shall have the right to enter upon the Property and perform (or cause to be performed) tests, including a Phase I environmental study, investigations and studies of or related to the Property including, but not limited to, soil borings, ground water investigation, percolation tests, surveys, architectural, engineering, environmental and access studies and other tests, investigations or studies as Purchaser, in its sole discretion, determines is necessary or desirable to satisfy Purchaser of the feasibility of owning and using the Property (collectively the "Tests and Studies"). Additionally, the Purchaser shall have complete access to the information in Seller's possession or in the possession of Seller's consultants, regarding the environmental condition of the Property and will be provided the opportunity to inspect and examine to its satisfaction all permits related to the facility, including but not limited to environmental and operational permits. During the


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

Inspection Period Purchaser will have the opportunity to independently investigate, analyze and appraise the value of the Property. Purchaser's access to such information, along with Purchaser's right to independently investigate, analyze and appraise the value of the Property shall be included in the definition of "Tests and Studies". Purchaser shall not be required to supply Seller with copies of the results of the Tests and Studies.

                  (c) Purchaser shall repair and restore any portion of the surface of the Property disturbed by Purchaser, its agents or contractors during the conduct of any of the Tests and Studies to substantially the same condition as existed prior to such disturbance. Seller shall cooperate with Purchaser in facilitating the Tests and Studies at no cost or expense to Seller.

                  (d) Purchaser shall defend, indemnify and hold harmless Seller from and against any and all claims asserted against or incurred by the Seller as a result of the inspection rights afforded the Purchaser herein including, but not limited to, injury to or death of persons, or damage to or loss of property, caused by the Purchaser or Purchaser's agents or representatives in connection with the inspection rights afforded to the Purchaser herein.

            4. PURCHASE PRICE AND PAYMENT.

                  Purchaser agrees to pay to Seller as and for the purchase price for the Property the sum of Four Million One Hundred and 00/100 ($4,100,000.00) Dollars in the manner following:


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

(a)   By bank, cashier's or certified check payable on its
      face to the order of Wilentz, Goldman & Spitzer,
      escrowee, upon the execution of this Agreement, receipt
      of which, subject to collection, is acknowledged, to be
      held in escrow by Seller's attorneys, Wilentz, Goldman &
      Spitzer (herein the "Escrow Agent") in an interest
      bearing account, with the interest to accrue for the
      benefit of the party ultimately receiving the deposit
      (the "Deposit"):                                             $ 100,000.00

(b)   The balance, by a bank, certified or cashier's check
      drawn on a member bank of the New York Clearing House,
      or, if Seller so requests, by federal funds, or by wire
      transfer of federal funds (the "Cash Payment"), the sum
      of:                                                         $4,000,000.00
                                                                  -------------
                                        TOTAL                     $4,100,000.00

            5. MATTERS TO WHICH THIS SALE IS SUBJECT.

                  The Property is being sold and conveyed subject to any lien for municipal real estate taxes, assessments or utilities that are not yet due and payable and any easements or restrictions that do not reasonably interfere with the intended use or operation or impair the value of the Property (collectively the "Permitted Encumbrances").

            6. ADJUSTMENTS.

                  The items listed in this Section shall be apportioned between Seller and Purchaser on the Closing Date. All apportionment shall be made as of midnight on the date preceding the Closing Date, except those items not capable of determination on the Closing Date or which are expressly provided to be determined on a subsequent date, which shall be adjusted after the Closing Date, although computed as of midnight on the date preceding the Closing Date.

                  (a) Purchaser shall receive a credit against the purchase price at Closing in an amount equal to the New Jersey Realty Transfer Tax.

                  (b) To the extent that the apportionments and


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

adjustments in this paragraph are not based on final figures at Closing or calculated erroneously or omitted, the applicable provisions of this Article shall survive Closing, corrected after Closing, and the party entitled to reimbursement hereunder shall promptly be paid the sums due upon demand.

            7. SELLER'S REPRESENTATIONS.

                  Seller hereby represents that the following are true as of the date hereof:

                  (a) There are no suits or litigation currently pending, or, to the knowledge of Seller, threatened in writing, against Seller or with respect to the Property.

                  (b) There are no leases, service contracts, union contracts or employment agreements affecting the Property or the operation thereof which would be an obligation of Purchaser, except as otherwise set forth on Exhibit "C" annexed hereto and made a part hereof.

                  (c) Seller is a duly organized and validly existing corporation under the laws of the State of Delaware and is duly authorized to transact business in the State of New Jersey.

                  (d) To the best of Seller's knowledge, no parties other than the tenants disclosed on Exhibit "C" have any rights in the Property.

                  (e) Seller is the sole owner of the Property and has full power, authority and right to execute, deliver and perform this Agreement.

                  (f) All of the improvements, fixtures and articles of personal property included in the sale, if any, subject to the terms of the lease set forth in Exhibit C, are owned by the Seller, free and clear from all liens, claims, and encumbrances.

                  (g) There are no pending proceedings for the taking of any or all of the Property by condemnation or eminent domain, and to the best of Seller's knowledge no such proceeding is about to be commenced.

                  (h) Seller is not a "foreign person" as defined in Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended (the "Code"). If Seller fails or refuses to deliver to Purchasers at the closing a certificate evidencing that Seller is not a "foreign person", or if Seller is a "foreign person", then Purchasers shall be entitled to withhold from the Purchase Price a tax equal to ten percent of the Purchase Price, as required by Section 1445 of the Code.

            8. SELLER'S COVENANTS.

                  Seller covenants and agrees that, between the date hereof and the Closing Date, it shall perform or observe the following with respect to the
Property:

                  (a) Seller will not enter into any new leases with respect to the Property, or any modifications, extensions or renewal of any current leases.

                  (b) Seller shall not voluntarily cause or permit the Property, or any interest therein, to be alienated, mortgaged, liened, encumbered or otherwise be transferred between the date hereof and the Closing Date.

                  (c) Seller shall maintain the Property during the term of this Agreement.

                  (d) No fixtures, equipment or personal property included in this sale, if any, shall be removed from the Property by Seller.

                  (e) Except as otherwise expressly provided in this Agreement, all notices of violations of law, ordinances, orders or requirements issued prior to the date of this Agreement by any governmental authority having jurisdiction over the Property shall be removed by the Seller prior to closing.

                  (f) Additionally, Seller shall be responsible for the payment of any fines or penalties for any violations of laws, statutes, ordinances, codes, rules, regulations, requirements, or executive mandates arising prior to the Closing Date. This


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

provision shall survive closing of title.

                  (g) Seller agrees to provide Purchaser with a list of reports authored by Seller's environmental consultants in connection with the environmental condition of the Property. The list of reports shall be provided to the Purchaser within ten (10) days from the date of this Agreement.

                  (h) Seller shall furnish Purchaser a copy of whatever back title it may have in its possession within 10 days following the Execution Date.

                  (i) Seller shall deliver possession of the Property to Purchaser on the Closing Date in the condition required by this Agreement and in accordance with the terms, covenants and conditions of this Agreement.

                  (j) Without limiting the other rights of Purchaser, Seller shall permit Purchaser and its agents and experts full access to the Property during reasonable hours to conduct the Tests and Studies.

            9. CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS.

                  The obligations of Purchaser to purchase the Property and to perform the other covenants and obligations to be performed by Purchaser on the Closing Date shall be subject to the following conditions (all or any of which may be waived, in whole or in part, by Purchaser except for the contingency regarding minor subdivision approval):

                  (i) The representations made by Seller in Section 8 herein shall be true and correct in all respects as though such statements had been made on and as of the Closing Date and the Seller's covenants herein shall have been complied with in all material respects.

                  (ii) The Title Company is prepared to issue to Purchaser a Title Policy acceptable to Purchaser, which does not set up as exceptions any exceptions other than "Permitted Encumbrances," or such other exceptions which Purchaser may specifically accept.

                  (iii) Seller shall have delivered to Purchaser a compliance certificate or other certification required by ISRA upon a transfer of title as contemplated herein.

                  (iv) Purchaser shall have a sixty (60) day period (the "Mortgage Contingency Period"), beginning on the first business day after the Execution Date, in order to obtain a mortgage loan in the minimum principal amount of $3,000,000.00, at an 8% rate with payments based on a 25 year amortization schedule. Purchaser agrees to proceed diligently and expeditiously in applying for this mortgage financing, and any financing commitment issued shall be at no cost or expense to the Seller. The commitment for this loan must be reasonably acceptable to the Purchaser. Upon Purchaser's satisfaction of this contingency, or should Purchaser wish to waive this contingency, Purchaser shall so notify Seller in writing of the satisfaction or waiver of same. If Purchaser has neither satisfied nor waived this mortgage contingency within the Mortgage Contingency Period, then in that event either party may terminate this Agreement and the Deposit shall be refunded to the Purchaser, or the parties may mutually agree to further extend the Mortgage Contingency Period.

            10. CONDITION PRECEDENT TO SELLER'S OBLIGATIONS.

                  The obligation of Seller to sell the Property and to perform the other covenants and obligations to be performed by Seller on the Closing Date shall be subject to the following conditions, all or any of which may be waived, in whole or in part, in writing, by Seller:

                  (i) Purchaser shall deliver to Seller all monies and other obligations and documentation required to be delivered, performed or complied with by Purchaser on or prior to Closing.

                  (ii) Seller's Post Closing Lease.

                  The Purchaser and the Seller shall enter into a post-closing lease of a portion of the Property substantially in the form of Exhibit E, annexed (the "Lease") which will have dates filled in and exhibits attached later prior to execution. If as a result of a survey, to be procured by the Purchaser with a copy furnished to the Seller, it is determined that any improvements are on tax lots and blocks defined as adjacent property in the attached form of lease than the form of the lease shall be revised to include in the Premises the portion of the adjacent property having said improvements.

                  (iii) Seller shall have obtained the written agreement of Sterns Rental Corp. to change its lease to a sublease with IVC Industries, Inc.

            11. ENVIRONMENTAL CONDITIONS AND INDEMNIFICATION.

                  Except as otherwise provided in this Section, the Seller does not make any claims or promises about the condition or value of the Property included in this sale except as otherwise specifically provided. As set forth herein, the Purchaser is being provided the opportunity to conduct Tests and Studies of the Property and relies on those Tests and Studies and other further inspections and rights which are provided for in this Agreement.

                  Seller shall be solely responsible for, and shall indemnify, save harmless and defend Purchaser and any future buyer of the Property against any and all liabilities arising directly or indirectly as a consequence of any and all environmental conditions caused or created to the Property prior to Closing. Seller agrees to remain responsible for all obligations pursuant to state, federal, and local environmental laws, with respect to the investigation and remediation of surface and subsurface conditions at and off-site the Property for all conditions which existed at the Property prior to and at the time of Closing. The assumption of this obligation shall survive Closing. This obligation shall include, without limitation, any and all obligations or responsibilities arising under the Industrial Site Recovery Act ("ISRA"), N.J.S.A. 13:1K-6 et seq., the Spill Compensation and Control Act (the "Spill Act"), N.J.S.A. 58:10-23.11 et seq. (Regulations N.J.A.C. 7:1E-1.1 et seq.), the Solid Waste Management Act, N.J.S.A. 13:1E-1 et seq. (Regulations N.J.A.C. 7:26-1 et seq.), the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C.A. Section 6901 et seq., the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), 42 U.S.C.A. Section 9601 et seq., the Clean Water Act ("CWA"), Water Pollution Control Act, N.J.S.A. 58:10A-1 et seq., or any other federal, state or local environmental law, rule or regulation.

            12. ENVIRONMENTAL COMPLIANCE AND COMPLIANCE WITH ISRA.

                  (a) As a condition precedent to Purchaser's obligation to purchase the Property, Seller shall have applied for and received from the New Jersey Department of Environmental Protection ("NJDEP") prior to the Closing Date, pursuant to the Industrial Site Recovery Act, N.J.S.A. 13:1 K-6 et. seq., the regulations promulgated thereunder and those promulgated under the former Environmental Clean-up Responsibility Act, and any successor or amended legislation or regulations (hereinafter collectively called "ISRA"), such approvals, permits or consents sufficient to permit Closing to occur. If closing takes place pursuant to a Remediation Agreement, then Seller (or Purchaser, if Purchaser is proceeding pursuant to subparagraph (b) below) shall post such remediation funding source as may be required by NJDEP. (The receipt of the necessary NJDEP approvals, permits or consents, or a Remediation Agreement, shall hereinafter be called "ISRA Closing Compliance").

If the aforesaid condition precedent is not satisfied prior to the Closing Date then, Purchaser shall have the right to terminate this Agreement on written notice to the other, or it may agree to extend the compliance deadline set forth herein. If this Agreement is terminated pursuant to this subparagraph, the Deposit shall be returned to Purchaser together with any interest earned thereon.

                  (b) In addition to Seller's other environmental obligations under this Agreement, if any, on and after the Closing Date, if Seller uses a Remedial Action Workplan approval or Remediation Agreement to achieve ISRA Closing Compliance, Seller shall be responsible for achieving ISRA Compliance pursuant to the Remedial Action Workplan or the Remediation Agreement, with respect to all Hazardous Substances or hazardous wastes existing as of the Closing Date or occurring after the Closing Date as a result of the actions or omissions of the Seller or the Seller's representatives. Purchaser acknowledges that if the Property is subject to an ongoing remediation by the Seller pursuant to ISRA, and the Purchaser agrees to grant reasonable access to Seller as is necessary to complete that process. For purposes of this subparagraph (b), Seller and Seller's representatives shall have access to the Property in accordance with an Access Agreement to be agreed to and signed by the parties, (the "Access Agreement"). The term "ISRA Compliance" as used herein shall mean that Seller shall have received (i) a No Further Action Letter from the NJDEP approving Seller's negative declaration; or
(ii) a No Further Action letter from the NJDEP approving the implementation of the Remedial Action Workplan. After Closing, Purchaser shall not take any action, including without limitation any construction activity, which materially interferes with or prohibits the achievement of ISRA Compliance. Purchaser agrees that Seller may complete ISRA remedial requirements at the Property to any level acceptable to the New Jersey Department of Environmental Protection ("NJDEP") and the Purchaser agrees to the imposition of Institutional and Engineering controls and Classification Exception Areas as part of Seller's efforts to satisfy remedial requirements with respect to the Property so long as same do not preclude use of the Property for purposes of warehousing, packaging and assembly.

                  (c) Purchaser shall be solely responsible for, and shall indemnify, save harmless and defend Seller against any and all liabilities arising directly or indirectly as a consequence of any and all environmental conditions caused or created by Purchaser subsequent to Closing. Nothing contained herein shall serve to preclude or limit Seller's rights with regard to contamination caused to the Property post-Closing unless caused by Seller.

                  (d) Purchaser shall reasonably cooperate with Seller in Seller's efforts to achieve ISRA Compliance, including, without limitation, the execution of any and all documents which must be executed by Purchaser provided the information contained in such documents is within Purchaser's knowledge, is true and accurate, and does not create any liability on Purchaser, financial or otherwise.
                  (e) The Seller shall notify the Purchaser of any notice of violation of law the Seller may receive between the time of the signing of this Agreement and the Closing. Seller shall also make its files relating to its dealings with the NJDEP available for inspections and copying by Purchaser (at Purchaser's expense) at a mutually convenient time in response to a written request by Purchaser.


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

                  (f) The provisions of this Section 12 shall survive the Closing and/or termination of this Agreement.

            13. LIMITED SURVIVAL OF SELLER'S REPRESENTATIONS AND COVENANTS.

                  Unless otherwise expressly stated herein, none of the representations and warranties made or provided by Seller in this Agreement shall be deemed to be continuing warranties, representations, covenants and agreements and same shall not survive beyond the Closing Date.

            14. EXPENSES.

                  (a) Seller shall pay the fees, costs and expenses of Seller's counsel in connection with the closing as well as the realty transfer fee imposed in connection with the delivery of the Deed.

                  (b) Purchaser shall pay the fees, costs and expenses of Purchaser's counsel, all title insurance premiums and charges, all recording fees, all survey or surveyor charges, and any fees, costs or expenses incurred by Purchaser in connection with its inspection of the Property.

            15. BROKERS.

                  Purchaser and Seller represent to each other that they have dealt with no other real estate broker in connection with this transaction, other than Douglas J. Kelly Associates and Zimmel Associates (hereinafter sometimes collectively referred to as the "Brokers"). Seller and Purchaser further covenant and agree that to the extent any third party claims, other than Broker's claims, a broker or finder's fee through a party, the party breaching the within representation will indemnify and save the other party harmless from any and all claims, judgment, suits, costs of suits, and all their costs and expenses including attorney's fees and costs to enforce the indemnity, which either party may incur in connection therewith. The Seller shall be responsible to pay the real estate commission of $100,000 to the Brokers as set forth in the Broker's agreement which commission shall be earned, due and payable only if, as and when title to the Property closes and the Purchase Price is paid to the Seller.


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

            16. TITLE.

                  (a) Purchaser agrees to promptly cause title to the Property to be examined by the Title Company and shall promptly thereafter furnish to Seller's attorney, a specification in writing of any objections to title set forth in such report that are not Permitted Encumbrances. If Purchaser notifies Seller's attorney as herein provided of an objection to title, Seller shall be afforded an opportunity to cure the objection. If Seller is unable to cure the objection for any reason within thirty (30) days, then, unless Purchaser waives its objections to title, Purchaser may terminate this Agreement by written notice to the Seller on or after such date, in which event, this Agreement shall become void and of no further effect, and Seller shall cause the Deposit referred to in Section 4 (a) above to be returned to Purchaser, together with any interest earned thereon, and neither party thereafter shall have any further obligation of any nature to the other hereunder or by reason hereof.

                  (b) Nothing contained in this Article shall be deemed to require Seller to bring any action or proceeding or any other steps to remove any defect in or objection to title or to fulfill any condition.

                  (c) The Property shall be conveyed by Seller to Purchaser subject only to the Permitted Encumbrances.

                  (e) If at the Closing Date, there may be a mortgage of record, or judgment against Seller, which is a lien and which Seller is obligated to pay and discharge, Seller may use all or any portion of the purchase price payable at Closing to satisfy the mortgage or judgment. Purchaser, if requested, agrees to provide at Closing, federal funds, to be wired as directed, or cashier's or certified checks, as requested by Seller, aggregating a portion of the purchase price, payable at Closing to facilitate the satisfaction of any such liens or encumbrances.


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

            17. CASUALTY LOSS.

                  (a) Seller shall deliver the Property at Closing in their present condition, reasonable wear and tear accepted. In the event there is any loss or destruction of the Property by fire or other casualty prior to the closing of title, then Seller shall have the option of either undertaking the repair and restoration or notifying Purchaser that it elects not to undertake such repair and/or restoration. If Seller elects not to undertake such repair or restoration, then Purchaser shall have the option either to accept title notwithstanding such damage or destruction and, together with the conveyance, accept from Seller, a transfer of Seller's right, title and interest in and to insurance proceeds, if any, covering the loss, or to terminate this Agreement; the election of Purchaser to be made within fifteen (15) days following Purchaser's receipt of notice of such loss or destruction and Seller's statement that elects not to repair and restore with a copy of the insurance polices in effect at the time of the loss. If Purchaser elects to cancel this Agreement by reason of such loss or destruction, this Agreement shall terminate and shall become null and void and the Seller shall cause the Deposit to be returned to Purchaser, together with any interest earned therein and the parties shall be released and discharged of all further claims and obligations, each to the other hereunder. Nothing herein contained shall impose any duty on Seller to undertake such repair or restoration, or to have adequate or sufficient insurance to cover such loss.

                  (b) Seller hereby agrees to furnish Purchaser with written notification of any such fire or casualty within twenty-four (24) hours of such event, or as soon as practical thereafter.

            18. CONDEMNATION.

                  The parties agree that if, prior to Closing, all or any portion of the Property be taken by an entity with the power of eminent domain, or should agreement be reached between the Seller and any such entity in lieu of condemnation under applicable law, then and in such event, Purchaser shall have the right to terminate this Agreement or to proceed to the Closing Date. If Purchaser shall elect to close, then the parties shall proceed to close pursuant to the terms of this Agreement and Seller shall, at Closing, sign all of its right, title and interest in and to any condemnation or eminent domain awards to Purchaser. No adjustment shall be made to the purchase price in such event. If Purchaser shall elect to terminate this Agreement, this Agreement shall terminate and shall become null and void and the Seller shall cause the Deposit to be returned to Purchaser, together with any interest earned therein and the parties shall be released and discharged of all further claims and obligations, each to the other hereunder.

            19. REMEDIES.

                  (a) In the event Purchaser fails or refuses to perform on the Closing Date, for whatever reason, and provided the Seller is free from default hereunder, the Seller shall retain the Deposit as liquidated damages in which case neither party shall have any obligations to the other thereafter.

                  (b) If the Seller shall be unable to perform on the Closing Date or be unable to convey the Property in accordance with the terms of this Agreement, or in the event of any default on the part of Seller or Seller's failure to comply with any representation, warranty or agreement in any material respect, Purchaser shall be entitled to either terminate this Agreement and obtain a refund of the Deposit, together with any interest earned thereon, plus an additional sum to defray Purchaser's actual out-of-pocket expenses not to exceed $2,500 in the aggregate, or institute a suit for specific performance.

            20. ASSESSMENTS.

                  If, on the Closing Date, the Property or any part thereof shall be or shall have been affected by an assessment or assessments for municipal improvements completed prior to the date of Closing, which are or may become payable in annual installments, of which the first installment is either then a charge or lien or has been paid, then for the purposes of this Agreement all the unpaid installments of any such assessment, including those which are to become due and payable after the Closing Date, shall be deemed to be due and payable and to be liens upon the Property and shall be paid and discharged by Seller on the Closing Date.

            21. CLOSING OF TITLE AND DOCUMENTS TO BE DELIVERED AT CLOSING.

                  (a) The closing of title and delivery of the Deed and payment of the purchase consideration shall take place at the offices of Wilentz, Goldman & Spitzer, 90 Woodbridge Center Drive, Woodbridge, New Jersey at 10:00 A.M. on the Closing Date, or at such other place in the State of New Jersey as may be agreed upon by Purchaser and Seller.

                  (b) At the Seller's sole discretion, if the Closing does not occur by July 30, 1998, this Agreement and the parties' rights and obligations hereunder shall automatically terminate.

                  (c) Seller shall deliver the following to Purchaser as
Closing:

                        (i) A Bargain and Sale Deed with covenants against grantor's acts, executed and acknowledged in the proper form for recordation, subject only to the Permitted Encumbrances and other conditions as otherwise herein provided;

                        (ii) A bill of sale for all improvements, fixtures, equipment and personal property included in this sale, if any, with Seller's warranty that same are free of all liens, claims or encumbrances.

                        (iii) A corporate resolution, certificate of secretary of Seller certifying the adoption and continued effectiveness of such resolution.

                        (iv) A copy of the document received by NJDEP in accordance with Section 12 hereof;

                        (v) An affidavit sworn to by Seller stating under penalty of perjury that Seller is not a foreign person as defined in the Internal Revenue Code, '1445, and stating Seller's United States Taxpayer identification number:

                        (vi) A credit on the closing statement to

Purchaser against the Closing proceeds of an amount equal to the Realty Transfer Fee;

                        (vii) An affidavit of title in usual form which will confirm that no work has been performed at the Property or materials supplied to give rise to a mechanic's or materialman's lien against the Project.

                        (viii) All other certificates, licenses, permits, authorizations and approvals issued for or with respect to the Property by governmental authorities, together with an assignment of all of Seller's rights hereunder or with respect thereto; access for purposes of copying all records and files of Seller (at Purchaser's cost) pertaining to the operation and maintenance of the Property as Purchaser may reasonably request, and such other documents as Purchaser, its lender or title company may reasonably request provided same relate to clearance of a title objection.

                  (d) The Purchaser at Closing shall deliver to Seller the items set forth below:

                        (i) The Cash Payment as provided in Section 4 (c) hereof;

                        (ii) A Corporate Resolution authorizing this purchase in accordance with the terms of this Agreement;

            22. NOTICES.

                  All notices, demands, requests, or other writings in this Agreement provided to be given or made or sent, or which may be given or made or sent, by either party hereto to the other or by Escrow Agent, shall be in writing and shall be delivered by depositing the same with any nationally recognized overnight delivery service, or by telecopy or fax machine, in either event with all transmittal fees prepaid, properly addressed, and sent to the following addresses:

      If to Seller:        IVC INDUSTRIES, INC.
                           Attention: Mr. I. Alan Hirschfeld,
                           Executive Vice President and CFO
                           500 Halls Mill Road
                           Freehold, New Jersey 07728
                           (732) 308-3000 (tele.)
                           (732) 308-4488 (fax)

      with a copy to:      SHELDON E. JAFFE, ESQ.
                           WILENTZ, GOLDMAN & SPITZER
                           90 Woodbridge Center Drive
                           P.O. Box 10, Suite 900
                           Woodbridge, New Jersey 07095
                           (732) 855 - 6050  (tele.)
                           (732) 855 - 6117  (fax)

      If to Purchaser:     THE NAVESINK GROUP
                           c/o Don Devine
                           49 Buena Vista Road
                           Rumson, New Jersey 07760

      with a copy to:      LOUIS E. DELLA TORRE, JR., ESQ.
                           SCHUMANN, HANLON, DOHERTY, McCROSSIN
                              & PAOLINO
                           30 Montgomery Street - 15th Floor
                           Jersey City, New Jersey 07302
                           (201) 434-2000 (tele.)
                           (201) 938-1503 (fax)

      If to Escrow Agent:  WILENTZ, GOLDMAN & SPITZER
                           90 Woodbridge Center Drive
                           P.O. Box 10 Suite 900
                           Woodbridge, New Jersey 07095
                           Attention:  Sheldon E. Jaffe, Esq.
                           (732) 855-6050 (tele.)
                           (732) 855-6117 (fax)


or to such other address as either party may from time to time designate by written notice to the other or to the Escrow Agent. Notices given by (i) overnight delivery service as aforesaid shall be deemed received and effective on the first business day following such dispatch and (ii) telecopy or fax machine shall be deemed given at the time and on the date of machine transmittal provided same is sent prior to 4:00 p.m. on a business day (if sent later, than notice shall be deemed given on the next business day) and if the sending party receives a written send verification on its machines and forwards a copy thereof by regular mail accompanied by such notice or communication. Notices may be given by counsel for the parties described above, and such Notices shall be deemed given by Purchaser or Seller, as the case may be, for all purposes hereunder.

            23. ESCROW AGREEMENT.

                  Upon the signing of this Agreement by the parties, Purchaser shall deliver the Deposit to Escrow Agent. The parties agree that the Deposit shall be held by the Escrow Agent in escrow and disposed of only in accordance with the provisions of this Section 23. The parties agree that the Deposit shall be deposited in an interest bearing savings account with Amboy National Bank, Old Bridge, New Jersey and all interest accruing thereon shall be paid to the party entitled to receive the Deposit

                  (a) The Escrow Agent will deliver the Deposit to Seller or to Purchaser, as the case may be, under the following conditions:

                        (i) To Seller on the Closing Date;

                        (ii) To Seller upon receipt of written demand therefor, such demand stating that Purchaser has defaulted in the performance of this Agreement and specifically setting forth the facts and circumstances underlying such default. The Escrow Agent shall not honor such demand until more than ten
(10) days have elapsed after the Escrow Agent has mailed a copy of such demand to Seller or Purchaser, as the case may be, nor thereafter if the Escrow Agent shall have received written notice of objection from Purchaser in accordance with the provisions of clause (b) of this Section 23; or

                        (iii) To Purchaser upon receipt of written demand therefor, such demand stating that this Agreement has been terminated in accordance with the provisions hereof, or Seller has defaulted in the performance of this Agreement, and specifically setting forth the facts and circumstances underlying the same. The Escrow Agent shall not honor such demand until more than ten (10) days have elapsed after the Escrow Agent has mailed a copy of such demand to Seller or Purchaser, as the case may be, nor thereafter, if the Escrow Agent shall have received written notice of objection from the other party in accordance with the provisions of clause (b) of this Section 23.

                  (b) Upon the filing of a written demand for the Deposit by Purchaser or Seller, pursuant to subclause (ii) or (iii) of clause (a) of this
Section 23, the Escrow Agent shall
promptly mail a copy thereof to the other party. The other party shall have the right to object to the delivery of the Deposit by filing written notice of such objection with Escrow Agent at any time within ten (10) days after the mailing of such copy to it, but not thereafter. Such notice shall set forth the basis for objecting to the delivery of the Deposit. Upon receipt of such notice, the Escrow Agent shall promptly mail a copy thereof to the party who filed the written demand.

                  (c) In the event the Escrow Agent shall have received the notice of objection provided for in clause (b) above and within the time therein prescribed, the Escrow Agent shall continue to hold the Deposit until (i) the Escrow Agent receives written notice from Seller and Purchaser directing the disbursement of said Deposit, in which case, the Escrow Agent shall then disburse said Deposit in accordance with said direction, or (ii) in the event of litigation between Seller and Purchaser, the Escrow Agent shall deliver the Deposit to the Clerk of the Court in which said litigation is pending, or (iii) the Escrow Agent takes such affirmative steps as the Escrow Agent may, in the Escrow Agent's reasonable opinion, elect in order to terminate the Escrow Agent's duties including, but not limited to, depositing the Deposit with the Court and bringing an action for interpleader. The costs thereof to be borne by whichever of Seller or Purchaser is the losing party.

                  (d) The Escrow Agent may act upon any instrument or other writing believed by it in good faith to be genuine and to be signed and presented by the proper person and it shall not be liable in connection with the performance of any duties imposed upon the Escrow Agent by the provisions of this Agreement, except for damages caused by the Escrow Agent's own negligence or willful default. The Escrow Agent shall have no duties or responsibilities except those set forth herein. The Escrow Agent shall not be bound by any modification of this Agreement, unless the same is in writing and signed by Purchaser and Seller, and, if the Escrow Agent's duties hereunder are affected, unless Escrow Agent shall have given prior written consent thereto. In the event that the Escrow Agent shall be uncertain as to the Escrow Agent's duties or rights hereunder, or shall receive instructions from Purchaser or Seller which, in the Escrow Agent's opinion, are in conflict with any of the provisions hereof, the Escrow Agent shall be entitled to hold and apply the Deposit pursuant to clause (c) above and may decline to take any other action. The Escrow Agent shall not charge a fee for its services as escrow agent.

                  (e) The Purchaser acknowledges that the Escrow Agent is also the attorney for the Seller. In that regard, the Purchaser agrees that the Escrow Agent may continue to represent the Seller in this transaction and in all transactions relating to this Agreement and also continue to serve as the Escrow Agent hereunder and hereby waives any potential conflict of interest presented by said fact. In the event a dispute arises between the Seller and Purchaser with respect to this Agreement, the Purchaser agrees that the Escrow Agent may continue to serve as the Seller's attorney in said dispute.

            24. MISCELLANEOUS.

                  (a) This Agreement constitutes the entire agreement between the parties and incorporates and supersedes all prior negotiations and discussions between the parties.

                  (b) This Agreement cannot be amended, waived, or terminated orally, but only by an agreement in writing signed by the party to be charged.

                  (c) This Agreement shall be interpreted and governed by the laws of the State of New Jersey and shall be binding upon the parties hereto and their respective successors and assigns.

                  (d) Whenever in this Agreement there is a provision for the return of the Deposit, the provision shall be deemed to include all interest earned thereon.

                  (e) The caption headings in this Agreement are for convenience only and are not intended to be part of this Agreement and shall not be construed to modify, explain or alter any of the terms, covenants or conditions herein contained.

                  (f) If any term, covenant or condition of this Agreement is held to be invalid, illegal or unenforceable in any respect, this Agreement shall be construed without such provision.

                  (g) Each party shall, from time to time, execute, acknowledge and deliver such further instruments, and perform such additional acts, as the other party may reasonably request in order to effectuate the intent of this Agreement. Nothing contained in this Agreement shall be deemed to create any rights or obligations of partnership, joint venture or similar association between Seller and Purchaser. This Agreement shall be given a fair and reasonable construction in accordance with the intentions of the parties hereto, and without regard to or aid of canons requiring construction against Seller, Purchaser or the party whose counsel drafted this Agreement.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                              PURCHASER:

                               THE NAVESINK GROUP

                               By: /s/Donald J. Devine
                                   -----------------------------
                                   DON DEVINE


                              SELLER:

                              IVC INDUSTRIES, INC.

                              By: /s/ I. Alan Hirschfeld
                                  ------------------------------
                                    I. ALAN HIRSCHFELD
                                 Executive Vice President & CFO

The undersigned joins in the execution of the Agreement solely for the purpose of acknowledging the receipt of the Deposit and its agreement to hold the Deposit in escrow in accordance with the terms hereof.


                                          ESCROW AGENT:
                                          WILENTZ, GOLDMAN & SPITZER


                                                By: /s/ Sheldon E. Jaffe
                                                    --------------------
                                                    SHELDON E. JAFFE

                                    EXHIBIT C

Lease between IVC Industries, Inc. and Sterns Rental Corp dated March 27, 1997 commencing on April 1, 1997 for a term of two (2) years with right to extend for three additional one (1) year option terms.